                   STOCK PURCHASE AGREEMENT


     STOCK PURCHASE AGREEMENT, dated as of April 30, 1997, by and among Phoenix Fuel Co., Inc., an Arizona corporation (the "COMPANY"); J.W. Wilhoit, as Trustee of the Wilhoit Trust Agreement Dated 12/26/74, Katherine C. Lahowetz, as Trustee of the Theresa Ann Wilhoit Grantor Retained Annuity Trust Dated 4/4/97, Katherine C. Lahowetz, and Katherine C. Lahowetz, as Custodian for the Benefit of Emily Lahowetz, a Minor (collectively, the "SHAREHOLDERS"); and Giant Industries Arizona, Inc., an Arizona corporation (the "PURCHASER").

                         RECITALS:
     WHEREAS, the Company is engaged in the business of purchasing, terminaling, transporting, marketing and selling petroleum products and chemicals and providing trucking and other services in connection with petroleum products and chemicals (the "BUSINESS").

     WHEREAS, the Shareholders desire to sell, and the Purchaser desires to purchase, all of the issued and outstanding shares
(the "SHARES") of the capital stock of the Company, all upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Purchaser, the Company and the Shareholders hereby agree as follows:

                         ARTICLE I
                        DEFINITIONS

     SECTION 1.01  CERTAIN DEFINED TERMS.  As used in this
Agreement, capitalized terms shall have meanings assigned to them in EXHIBIT A.

                         ARTICLE II
            SALE AND TRANSFER OF SHARES; CLOSING

     SECTION 2.01 DELIVERY OF SHARES. On the terms and subject to the conditions of this Agreement, at the Closing, the Shareholders shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase from the Shareholders, the Shares.

     SECTION 2.02 PURCHASE PRICE. The purchase price for the Shares shall be $30,000,000 (the "PURCHASE PRICE"). On the terms and subject to the conditions of this Agreement, the Purchase Price shall be paid in cash at the Closing by the Purchaser to the Shareholders as follows: (1) $17,477,143 to J.W. Wilhoit, as Trustee of the Wilhoit Trust Agreement Dated 12/26/74 (for 326.24 Shares); (2) $10,982,143 to Katherine C.
Lahowetz, as Trustee of the Theresa Ann Wilhoit Grantor Retained Annuity Trust Dated 4/4/97 (for 205.00 Shares); (3) $770,357 to Katherine C. Lahowetz (for 14.38 Shares); and (4) $770,357 to Katherine C. Lahowetz, as Custodian for the Benefit of Emily Lahowetz, a Minor (for 14.38 Shares).

     SECTION 2.03 CLOSING. Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the "CLOSING)" to be held at the offices of Fennemore Craig, 3003 North Central Avenue, Suite 2600, Phoenix, Arizona 85012-2913, or at such other place as may be mutually agreed upon by the Purchaser and the Shareholders Representative, on the Closing Date. The Closing Date shall be June 2, 1997 or as soon thereafter is practicable as set forth herein.

     SECTION 2.04  CLOSING DELIVERIES BY THE COMPANY AND THE
SHAREHOLDERS. At the Closing, the Company and the Shareholders, as the case may be, shall deliver or cause to be delivered to the Purchaser:

     (a)    certificates representing the Shares, duly endorsed
(or accompanied by duly executed stock powers) for transfer to the Purchaser;

     (b)    a receipt for the Purchase Price;

     (c) a certificate signed by a duly authorized officer of the Company and by the Shareholders Representative to the effect that: (i) the covenants and agreements contained in this Agreement to be complied with by the Company and the Shareholders on or before the Closing have been complied with in all material respects; and (ii) the representations and warranties of the Company and the Shareholders are true and correct as of the Closing Date;

     (d) true and complete copies, certified by a duly authorized officer of the Company, of the resolutions duly and validly adopted by the Board of Directors of the Company and the Shareholders evidencing their authorization of the execution and delivery of this Agreement and all other documents to be delivered hereunder and the consummation of the transactions contemplated hereby;

     (e)    all original executed Consents;

     (f)    the duly executed Noncompetition Agreement;

     (g)    the legal opinion of Jennings, Strouss & Salmon,
P.L.C., counsel to the Company and the Shareholders, addressed to the Purchaser and dated the Closing Date, substantially in the form of EXHIBIT C;

     (h) resignations, effective as of the Closing Date, of all officers and directors of the Company; and

     (i) such other documents as the Purchaser may reasonably request.

     SECTION 2.05  CLOSING DELIVERIES BY THE PURCHASER.  At the
Closing, the Purchaser shall deliver to the Shareholders:

     (a) the Purchase Price payable in cash or in immediately available funds;

     (b) a certificate signed by a duly authorized officer of the Purchaser to the effect that: (i) the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing have been complied with in all material respects; and (ii) the representations and warranties of the Purchaser are true and correct as of the Closing Date;

     (c) true and complete copies, certified by a duly authorized officer of the Purchaser, of resolutions duly and validly adopted by the Purchaser evidencing its authorization of the execution and delivery of this Agreement and all other documents hereunder and the consummation of the transactions contemplated hereby;

     (d) the legal opinion of Fennemore Craig, P.C., counsel to the Purchaser, addressed to the Shareholders and dated the Closing Date, substantially in the form of EXHIBIT D; and

     (e) such other documents as the Shareholders may reasonably request.

                       ARTICLE III
       REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                   AND THE SHAREHOLDERS

     As an inducement to the Purchaser to enter into this Agreement, the Company and the Shareholders hereby jointly and severally (except as otherwise expressly noted in this Article
III) make the following representations and warranties to the
Purchaser:

     SECTION 3.01 AUTHORITY OF THE SHAREHOLDERS; TITLE TO SHARES. Each of the Shareholders individually and not jointly represents and warrants to the Purchaser that: (a) such Shareholder has all legal capacity to enter into this Agreement and to carry out his obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly executed and delivered by such Shareholder, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes a legal, valid and binding obligation of the Shareholder enforceable against the Shareholder in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to the effects of general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity); and (c) such Shareholder is the record and beneficial owner of the Shares indicated by his name in Section 2.02 of this Agreement, free and clear of all Encumbrances, and such Shareholder has full power and authority to, and at the Closing shall, transfer good and valid title to such Shares free and clear of any Encumbrances.

     SECTION 3.02  ORGANIZATION, QUALIFICATION AND AUTHORITY OF
THE COMPANY; CAPITALIZATION.

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona and has all requisite corporate power and authority to own, operate or lease the properties and assets now owned or leased by it, to carry on the Business as it has been and is currently conducted, to enter into this Agreement, to carry out its obligations under this Agreement, and to consummate the transactions contemplated hereby. To the Company s and the Shareholders knowledge, the Company is duly licensed or qualified to transact business and is in good standing in each jurisdiction where the operation of the Business makes such licensing or qualification necessary or desirable, except where the failure to be so licensed or qualified would not result in a Material Adverse Effect. True and correct copies of the Articles of Incorporation and Bylaws of the Company, each as in effect on the date hereof, have been, or will be on or before the Purchaser s receipt of the Disclosure Schedule, delivered by the Company to the Purchaser. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other similar laws affecting creditors' rights and remedies generally and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

     (b) The authorized capitalization of the Company consists of 5,000 shares of Common Stock, par value $100 per share, of which 560 Shares are issued and outstanding. All of the Shares are validly issued, fully paid and non-assessable. There are no outstanding rights, warrants, options or agreements with respect to any class of capital stock of the Company including, without limitation, agreements granting to any Person rights to acquire any capital stock or agreements with respect to the voting thereof. Except for the Shares, there are no other outstanding equity securities of the Company. To the Company s and the Shareholders knowledge, no Taxes or payments to Governmental Authorities will be due from the Purchaser upon transfer of the Shares as contemplated by this Agreement.

     SECTION 3.03 CORPORATE BOOKS AND RECORDS. The minute books of the Company contain accurate records of all meetings and accurately reflect all other actions taken by the Board of Directors, all committees of the Board of Directors and the shareholders of the Company. Complete and accurate copies of all such minute books and of the stock register of the Company have been made available by the Company for inspection by the Purchaser. At the Closing, all of those books and records will be in the possession of the Company.

     SECTION 3.04 NO CONFLICT. The execution, delivery and performance of this Agreement by the Company and the Shareholders do not and will not (a) violate, conflict with or result in the breach of any provision of the Articles of Incorporation or Bylaws of the Company, (b) conflict with or violate any Law or Governmental Order applicable to the Company, the Shareholders or any of their respective assets, properties or businesses, or (c) except as set forth in the Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent or approval under, or give to any other Person any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Company pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, sublease, license, permit, authorization, franchise or other instrument or arrangement to which the Company is a party or by which any of its assets or properties are bound or affected.

     SECTION 3.05  GOVERNMENTAL CONSENTS AND APPROVALS.
Except for Hart-Scott-Rodino Act approval and as set forth in
SECTION 3.05 of the Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company and the Shareholders do not and will not require any Consent or other order of, action by, filing with or notification to, any Governmental Authority.

     SECTION 3.06  FINANCIAL INFORMATION; BOOKS AND RECORDS.

     (a) True and complete copies of the balance sheets of the Company at December 31, 1996, 1995 and 1994 and the related statements of income and retained earnings and cash flows of the Company for the years then ended, together with all related notes and schedules thereto, accompanied by the audit reports of Arthur Andersen LLP dated March 14, 1997, March 14, 1996 and March 30, 1995, respectively, and of the unaudited balance sheet of the Company at March 31, 1997 and the related statements of income and retained earnings and cash flows of the Company for the three months then ended, together with all related notes and schedules thereto (collectively, the "FINANCIAL STATEMENTS"), have been, or will be on or before the Purchaser s receipt of the Disclosure Schedule, delivered by the Company to the Purchaser. The Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Company; (ii) present fairly the financial condition and the results of operations and cash flows of the Company as of the dates thereof or for the periods covered thereby, subject in the case of the unaudited Financial Statements to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, have a Material Adverse Effect); and (iii) have been prepared in accordance with generally accepted accounting practices consistently applied, except, in the case of the unaudited Financial Statements, for the lack of explanatory footnote disclosures. Such footnote disclosures, if included with the unaudited Financial Statements, would be substantially similar in description and content to the footnote disclosure in the audited Financial Statements for the year ended December 31, 1996.

     (b) The books of account and other financial records of the Company: (i) have been maintained, and reflect all items of income and expense and all assets and Liabilities required to be reflected therein, in accordance with good business and accounting practices; and (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies.

     (c) Except as disclosed in the Disclosure Schedule, there are no Liabilities of the Company, other than Liabilities
(i) reflected or reserved against on the March 31, 1997 Balance Sheet, or (ii) such other Liabilities that do not and could not result in, individually or in the aggregate, a Material Adverse Effect.

     SECTION 3.07 ACCOUNTS RECEIVABLE. Accounts Receivable reflected on the March 31, 1997 Balance Sheet and created since that date to the Closing Date are (subject to the reserves established therefor) collectible in the ordinary course of business at the aggregate recorded amounts thereof, and arise from bona fide, arm's length transactions between unrelated parties in the ordinary course of the Company's Business.

     SECTION 3.08  INVENTORIES. Except as set forth in SECTION
3.08 of the Disclosure Schedule, the Company has good and marketable title to its Inventories free and clear of all Encumbrances. The Inventories are in good and merchantable condition in all material respects, are suitable and usable for the purposes for which they are intended, and comply in all material respects with applicable standards and regulations of Governmental Authorities.

     SECTION 3.09 CONDUCT IN THE ORDINARY COURSE; ABSENCE OF CERTAIN CHANGES, EVENTS AND CONDITIONS. Since the Balance Sheet Date, except for the execution and delivery of this Agreement, the Business has been conducted in all material respects in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, except as disclosed in SECTION 3.09 of the Disclosure Schedule, since the Balance Sheet Date, neither the Company nor any of the Shareholders has:

          (i) permitted or allowed the assets or properties of the Company to be subjected to Encumbrance(s) exceeding
$150,000 in the aggregate;

          (ii) materially written down or written up the value of any Inventories or Accounts Receivable or revalued any assets or properties of the Company;

          (iii)     amended, terminated, cancelled or
compromised any material claims of the Company or waived any other material rights of the Company;

          (iv) sold, transferred, leased, subleased, licensed or otherwise disposed of any properties or assets, other than (a) the sale of Inventories in the ordinary course of business consistent with past practice and (b) the sale of equipment which is no longer used or useful in the Business or which is promptly replaced with equipment of equivalent or better kind, condition and value;

          (v) issued or sold any capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of the Company;

          (vi) redeemed any of the capital stock or declared, made or paid any dividends or distributions (whether in cash, securities or other property) to the Shareholders, other than distributions not to exceed the amount of the Company s net income (as determined by Arthur Andersen LLP in accordance with generally acceptable accounting principles) for the period beginning on January 1, 1997 and ending on May 31, 1997 as provided in Section 5.13;

          (vii) made any capital expenditure or commitment for any capital expenditure in excess of $50,000 individually or $250,000 in the aggregate;

          (viii) made any material changes in the customary methods of operations of the Company or the Business, including, without limitation, practices and policies relating to purchasing, Inventories, contracts, marketing, selling and pricing;

          (ix)     made any express or deemed election or
settled or compromised any Liability with respect to Taxes of the Company;

          (x) except for trade debt incurred in the ordinary course of business, permitted the Company to incur any Indebtedness in excess of $10,000 individually or $15,000 in the aggregate;

          (xi) permitted the Company to make any loan to, guarantee any Indebtedness of or otherwise incur any Indebtedness on behalf of any Person except for a loan to an employee of $1,600;

          (xii) failed to pay any creditor any amount owed to such creditor on a timely basis consistent with past practice;

          (xiii) (A) granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension, severance or other benefits payable by the Company to any of its employees or consultants, or (B) established any benefits under any Plan, in either case except as required by law or involving ordinary increases consistent with the past practice of the Company;

          (xiv)     entered into any contract, agreement,
arrangement or transaction with any of its directors, officers, employees or the Shareholders (or with any relative, beneficiary, spouse or Affiliate of such Persons);

          (xv)     suffered any Material Adverse Effect; or

          (xvi) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.09 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights with respect to any of the actions specified in this Section 3.09, except as expressly contemplated by this Agreement.

     SECTION 3.10 LITIGATION. SECTION 3.10 of the Disclosure Schedule sets forth an accurate and complete list of (a) all Actions in the past three years, including Actions commenced prior thereto which have not yet been resolved, by or against the Company (or by or against any Affiliate thereof and relating to the Business or the Company), or affecting any of the assets or properties of the Company or the Business, and (b) all Actions which to the actual knowledge of the Company or the Shareholders are currently threatened to be brought. To the Company s and the Shareholders knowledge, none of the matters disclosed in SECTION 3.10 of the Disclosure Schedule has had or could have a Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

     SECTION 3.11 COMPLIANCE WITH LAWS. The Company has conducted and continues to conduct the Business substantially in accordance with all material Laws and Governmental Orders applicable to Company or its properties or assets, and the Company is not in material violation of any such Law or Governmental Order. SECTION 3.11 of the Disclosure Schedule identifies each Governmental Order applicable to the Company or any of its properties or assets, and no such Governmental Order has or has had a Material Adverse Effect. The Company has not received any citation from the Occupational Safety and Health Administration or any comparable administration of any state or local jurisdiction (an "Administration") or any Administration inspector setting forth any respect in which the facilities or operations of the Company are not in compliance with OSHA, which non-compliance has not been corrected or remedied to the satisfaction of such Administration or inspector.

     SECTION 3.12  ENVIRONMENTAL AND OTHER PERMITS AND LICENSES;
RELATED MATTERS.

     (a) The Company currently holds all the health and safety and other permits, licenses, authorizations, certificates, exemptions and approvals of Governmental Authorities (collectively, "PERMITS"), including, without limitation, Environmental Permits, necessary for the current use, occupancy and operation of each asset and property of the Company and the conduct of the Business, except where the failure to have such Permit would not have a Material Adverse Effect, and all such Permits and Environmental Permits are in full force and effect. Neither the Company nor any of the Shareholders has received any notice from any Governmental Authority revoking, canceling, rescinding, materially modifying or refusing to renew any Permit or Environmental Permit or providing written notice of violations under any Environmental Law which have not been resolved. The Company is in all material respects in compliance with the Permits and all applicable Environmental Laws. SECTION 3.12(a) of the Disclosure Schedule identifies all Permits that will require the consent of any Governmental Authority to consummate the transactions contemplated by this Agreement.

     (b) All equipment owned or used by the Company, including, but not limited to above ground storage tanks, underground storage tanks, and piping associated with such tanks, is in substantial compliance with all applicable Permits and Environmental Laws, and can be operated in the ordinary course of business in substantial compliance with all applicable Permits and Environmental Laws.

     (c) Except as disclosed in SECTION 3.12(c) of the Disclosure Schedule: (i) Hazardous Materials have not been generated, used, treated, handled or stored on, or transported to or from (other than petroleum products handled, stored or transported in the normal course of business), or Released on any Owned Real Property or Leased Real Property by the Company, and the Company is unaware of any such generation, use, treatment, handling, storage, transportation, or Release by any other Person, including but not limited to any predecessor in interest; (ii) the Company has reported all Releases of Hazardous Material in accordance with Environmental Laws; (iii) the Company has not Released any Hazardous Materials, and is not responsible or liable for any Release of Hazardous Materials, which must be Remediated under applicable Environmental Law (including, but not limited to, any Release which results in the presence of Hazardous Materials in the environment in quantities or amounts that exceed Remediation action levels specified by regulation or by governmental policy or guideline) or that any Person or Governmental Authority has requested or required to be Remediated; (iv) the Company has disposed of all wastes, including those containing Hazardous Materials, in material compliance with all applicable Environmental Laws and Environmental Permits; (v) there are no past, pending or, to the knowledge of the Company and the Shareholders, threatened Environmental Claims against the Company or any of its assets or properties; (vi) the Company has not transported or arranged for the transportation of any Hazardous Materials to any location that is listed or proposed for listing on the National Priorities List under CERCLA or on the CERCLIS or any analogous state list or which is the subject of any Environmental Claim; and (vii) neither the Company nor any Governmental Authority is conducting any Remediation on or related to the Owned Real Property, the Leased Real Property or the Business.

     SECTION 3.13  MATERIAL CONTRACTS.

     (a) SECTION 3.13(a) of the Disclosure Schedule lists each of the following material contracts and agreements (including, without limitation, oral and informal arrangements) of the Company (such contracts and agreements listed or otherwise disclosed in SECTION 3.13(a) of the Disclosure Schedule, and all agreements relating to Intellectual Property Rights set forth in SECTION 3.14(a) of the Disclosure Schedule, being collectively referred to as "MATERIAL CONTRACTS"). The Company has delivered, or will deliver on or before the Purchaser s receipt of the Disclosure Schedule, to the Purchaser correct and complete copies of all Material Contracts:

          (i) each contract, agreement, invoice, purchase order and other arrangement, for the purchase of Inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to the Company or otherwise related to the Business under the terms of which the
Company: (A) is likely to pay or otherwise give consideration of more than $100,000 in the aggregate during the twelve month period ending December 31, 1997, (B) is likely to pay or otherwise give consideration of more than $100,000 in the aggregate over the remaining term of such contract, or
(C) cannot be cancelled by the Company without penalty of $25,000 or more in the aggregate on 30 days' or less notice;

          (ii) each contract, agreement, invoice, sales order and other arrangement, for the sale of Inventory or other personal property or for the furnishing of services by the Company which: (A) is likely to involve consideration of more than $100,000 in the aggregate during the twelve month period ending December 31, 1997, (B) is likely to involve consideration of more than $100,000 in the aggregate over the remaining term of the contract, or (C) cannot be cancelled by the Company without penalty of $25,000 or more in the aggregate on 30 days' or less notice;

          (iii)     all broker, distributor, dealer,
manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company is a party;

          (iv)     all management contracts, employment
agreements and contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancelable without penalty or further payment on 30 days' or less notice;

          (v) all contracts and agreements relating to Indebtedness of the Company;

          (vi) all contracts and agreements that limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

          (vii) all contracts and agreements between or among the Company and any Affiliate, officer, director, employee, shareholder or "associate" (as such term is defined in SEC Rule 405) of the Company, whether now in effect or in effect at any time during the three years preceding the date of this Agreement; and

          (viii) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company or the conduct of the Business.

     (b) Each Material Contract is valid and binding on the respective parties thereto and is in full force and effect. Neither Company nor any Shareholder has received any actual notice that the Company is in breach of or default under any Material Contract or that any event occurred or failed to occur which, with the giving of notice or passage of time or both, would constitute a breach of or default under any Material Contract.

     (c) To the Company s knowledge and the Shareholders actual knowledge, no other party to any Material Contract is in breach thereof or default thereunder in any material respect nor has any event occurred or failed to occur which, with the giving of the notice or passage of time or both, would constitute a material breach of or default under any Material Contract by any other party to any Material Contract.

     (d) There is no contract, agreement or other arrangement granting any Person any preferential right to purchase any of the properties or assets of the Company.

     (e) There is no contract, agreement or other arrangement the performance of which by the Company would have a Material Adverse Effect.

     SECTION 3.14  INTELLECTUAL PROPERTY RIGHTS.

     (a) SECTION 3.14(a) of the Disclosure Schedule sets forth: (i) all Intellectual Property Rights and all pending registrations and applications therefor, owned by, used by or licensed to the Company or in which the Company has any interest, indicating which are owned and which are licensed, and
(ii) all contracts, agreements or other arrangements under which the Company has granted, or is obligated to grant, rights to others to use, reproduce, market or exploit any Intellectual Property Rights. No Intellectual Property Rights, other than those set forth in SECTION 3.14(a) of the Disclosure Schedule, are necessary for the conduct of the Company's Business.

     (b) The Company either (i) owns and holds good and valid title to, or (ii) licenses, in either case free and clear of all Encumbrances, all the Intellectual Property Rights used in the conduct of its Business. To the Company s and the Shareholders knowledge, the Company is not infringing upon or otherwise acting adversely to the right or claimed right of any Person under or with respect to any Intellectual Property Rights, nor has the Company or any of the Shareholders received written notice of any such claim. The Company is not (i) obligated pursuant to any contract to make any payments by way of royalties, fees or otherwise with respect to any Intellectual Property Rights, or (ii) a licensor in respect of any Intellectual Property Rights. All licensing agreements pursuant to which the Company is a licensee of any Intellectual Property Rights are valid and binding on the Company and, to the Company's and the Shareholders knowledge, the other parties thereto, in accordance with their respective terms and are in full force and effect, and (i) no breach or default by the Company or event which, with notice or lapse of time or both, could constitute a breach or default by the Company, exists with respect thereto, (ii) no party thereto has given notice or asserted to the Company that the Company is in default thereunder, and (iii) to the knowledge of the Company and the Shareholders, no other party thereto is in breach or default thereunder.

     (c) To the Company's knowledge and the Shareholders' actual knowledge, no third party is infringing on any of the Intellectual Property Rights relating to or used in the conduct of the Business.

     (d) The Company is not in any way making any unlawful or wrongful use of any confidential information, customer lists or trade secrets of any third party, including without limitation to the Company s and the Shareholders knowledge any former employer of any present or past employee of the Company.

     SECTION 3.15  TANGIBLE PERSONAL PROPERTY.

     (a) SECTION 3.15 of the Disclosure Schedule lists each distinct group of machinery, equipment, tools, supplies, furniture, fixtures, personalty, vehicles, rolling stock and other tangible personal property (the "TANGIBLE PERSONAL
PROPERTY") used in the Business or owned or leased by the Company.

     (b) The Company has delivered, or will deliver on or before the Purchaser s receipt of the Disclosure Schedule, to the Purchaser correct and complete copies of all leases and subleases for Tangible Personal Property. With respect to each of such leases and subleases:

          (i)     such lease or sublease is legal, valid,
binding, enforceable and in full force and effect and represents the entire agreement between the respective lessor and lessee with respect to such property;

          (ii)     neither the Company nor any Shareholder has:
(A) received any notice of cancellation or termination under such lease or sublease and no lessor has any right of termination or cancellation under such lease or sublease except in connection with a default of the Company thereunder, or (B) received any notice of a breach or default under such lease or sublease, which breach or default has not been cured; and

          (iii) neither the Company nor any Shareholder nor (to the knowledge of the Company and the Shareholders) any other party to such lease or sublease, is in breach or default in any material respect, and, to the knowledge of the Company and the Shareholders, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such lease or sublease.

     (c) The Company has the full right to exercise any renewal options contained in the leases and subleases pertaining to the Tangible Personal Property on the terms and conditions therein and upon due exercise would be entitled to enjoy the use of each item of leased Tangible Personal Property for the full term of such renewal options.

     (d) All of the Company s assets and properties constituting Tangible Personal Property are in good and serviceable condition (subject to normal wear and tear) and are suitable for the uses for which they are intended.

     SECTION 3.16  OWNED REAL PROPERTY; LEASED REAL PROPERTY.

     (a) The Owned Real Property is described in SECTION 3.16(a) of the Disclosure Schedule. The Company has good and marketable fee simple title to the Owned Real Property free and clear of any and all Encumbrances other than minor Encumbrances that do not affect the use or value of the Owned Real Property.

     (b) The Leased Real Property is described in SECTION 3.16(b) of the Disclosure Schedule and, except as described therein, the Company does not lease any real property. The Company has delivered, or will deliver on or before the Purchaser s receipt of the Disclosure Schedule, to the Purchaser correct and complete copies of all leases and subleases for Leased Real Property. With respect to each of such leases and subleases:

          (i)     such lease or sublease is legal, valid,
binding, enforceable and in full force and effect and represents the entire agreement between the respective lessor and lessee with respect to such property;

          (ii)    neither the Company nor any Shareholder has:
(A) received any notice of cancellation or termination under such lease or sublease and no lessor has any right of termination or cancellation under such lease or sublease except in connection with a default of the Company thereunder, or (B) received any notice of a breach or default under such lease or sublease, which breach or default has not been cured; and

          (iii) neither the Company nor any Shareholder nor (to the knowledge of the Company and the Shareholders) any other party to such lease or sublease, is in breach or default in any material respect, and, to the knowledge of the Company and the Shareholders, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such lease or sublease.

     (c) The Company presently enjoys peaceful and quiet possession of its Owned Real Property and Leased Real Property and, to the knowledge of the Company and the Shareholders, there is no condemnation or eminent domain proceeding pending or threatened against any Owned Real Property or Leased Real Property. The Company has the full right to exercise any renewal options contained in the leases and subleases pertaining to the Leased Real Property on the terms and conditions therein and upon due exercise would be entitled to enjoy the use of each Leased Real Property for the full term of such renewal options.

     SECTION 3.17 ASSETS. The Company owns, leases or has the legal right to use all the properties and assets, including without limitation the Intellectual Property Rights, the Owned Real Property, the Leased Real Property and the Tangible Personal Property, used or intended to be used in the conduct of the Business or otherwise owned, or leased or used by the Company, and, with respect to contract rights, the Company is a party to and enjoys the benefit of all contracts, agreements and other arrangements used or intended to be used by the Company in or relating to the conduct of the Business. Except as disclosed in SECTION 3.17 of the Disclosure Schedule, the Company has good and marketable title to, or, in the case of leased or subleased properties or assets, valid and subsisting leasehold interests in all such assets and properties, free and clear of all Encumbrances except minor Encumbrances that do not affect the use or value of such assets and properties, and such assets and properties constitute all the properties, assets and rights forming a part of, used, held or intended to be used in, and necessary in the conduct of, the Business.

     SECTION 3.18  SUPPLIERS AND CUSTOMERS.

     (a) SECTION 3.18(a) of the Disclosure Schedule lists the names and addresses of the Company's ten largest suppliers of petroleum products (other than lubricants) during the 12-month period ended December 31, 1996 and the amount for which each such supplier invoiced the Company during such period. Except as disclosed in SECTION 3.18(a) of the Disclosure Schedule, neither the Company nor any of the Shareholders has received any notice or has any reason to believe that any such supplier will not sell such petroleum products to the Company at any time after the date of this Agreement on terms and conditions similar to those imposed on current sales to the Business, subject to general and customary price changes.

     (b) SECTION 3.18(b) of the Disclosure Schedule lists the names and addresses of all of the Company s suppliers of lubricants during the 12-month period ended December 31, 1996 and the amount for which each such supplier invoiced the Company during such period. Except as disclosed in SECTION 3.18(b) of the Disclosure Schedule, neither the Company nor any of the Shareholders has received any notice or has any reason to believe that any such supplier will not sell such lubricants to the Company at any time after the date of this Agreement on terms and conditions similar to those imposed on current sales to the Business, subject to general and customary price changes.

     (c) SECTION 3.18(c) of the Disclosure Schedule lists the names and addresses of the Company s ten largest customers of diesel fuel, its ten largest customers of gasoline, and its ten largest customers of lubrication products during the 12-month period ended December 31, 1996 and the amount for which the Company invoiced each such customer during such period. Except as disclosed in SECTION 3.18(c) of the Disclosure Schedule, neither the Company nor any of the Shareholders has received any notice or has any reason to believe that any such customer will not purchase such products from the Company at any time after the date of this Agreement on terms and conditions similar to those imposed on current purchases from the Business.

     SECTION 3.19  EMPLOYEES AND EMPLOYEE BENEFITS.

     (a) SECTION 3.19(a) of the Disclosure Schedule lists the names, titles, current annual compensation rates, effective dates of such current compensation, the amounts of the last increase in compensation rates and the dates of hire of all the Company s employees, as well as the amount of any bonus paid or accrued with respect to the year ended December 31, 1996, and, except for amounts set forth in SECTION 3.09 of the Disclosure Schedule, any amounts of bonus paid, accrued or expected to be paid with respect to any periods beginning thereafter.

     (b) Except as disclosed in SECTION 3.19(b) of the Disclosure Schedule, the Company has not ever established or promised to establish any Plan for the benefit of its employees. With respect to Plans disclosed in SECTION 3.19(b) of the Disclosure Schedule, the Company will make available to the Purchaser correct and complete copies of each such Plan and each material document prepared in connection with each such Plan. Except as set forth in SECTION 3.19(b) of the Disclosure Schedule, (i) none of such Plans is a multi-employer plan within the meaning of ERISA; (ii) none of such Plans promises or provides retiree medical or life insurance benefits to any person; (iii) none of such Plans promises or provides severance benefits or benefits contingent upon a change in ownership or control, within the meaning of Section 280G of the Code; (iv) none of such Plans is or is required to be qualified under
Section 401(a) of the Code; (v) none of such Plans is subject to Title IV of ERISA; and (vi) the Company has not incurred any liability under, and the Company has complied in all respects with, the Worker Adjustment Retraining Notification Act of 1988, and no fact or event exists that could give rise to liability under such act.

     SECTION 3.20 LABOR MATTERS. No collective bargaining or other labor union contracts are applicable to employees of the Company. There never has been, nor is there pending or to the knowledge of the Company or the Shareholders threatened, a labor dispute, strike or work stoppage against the Company. To the knowledge of the Company and the Shareholders, neither the Company nor any Shareholder, nor any of their respective representatives or employees, has committed any unfair labor practices in connection with the operation of the Company. The Company has complied with all applicable Laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining and the payment of social security and similar Taxes, and the Company is not liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing.

     SECTION 3.21  TAXES.

     (a) The Company and the Shareholders have duly filed with the relevant Tax authorities all returns with respect to Taxes relating to the Company, including without limitation estimated tax returns and other information returns and reports which are required to be filed by them and each such document is complete, correct and in accordance with all requirements of applicable Law. The Company and the Shareholders have paid and discharged all Taxes shown as due on all Tax returns and have paid all other Taxes as are due, other than such Taxes as are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with generally accepted accounting principles. All Taxes required to be withheld, collected or deposited by Company have been timely withheld, collected or deposited and, to the extent required, have been paid to the relevant Tax authority. To the knowledge of the Company and the Shareholders, neither the IRS nor any other taxing authority or agency, domestic or foreign, is now asserting or threatening to assert against the Company or the Shareholders any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith. The Company has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. There are no Tax liens on any of the assets or properties of the Company or the Business.

     (b) The Company is a qualified "S Corporation" as such term is defined and used in Section 1361 of the Code and a valid election under Section 1362 of the Code will remain in effect through the Closing Date. Except as disclosed in SECTION 3.21(b) of the Disclosure Schedule, since the date of its incorporation, the Company has been a qualified "S Corporation" with a valid election continuously in effect for all state income tax purposes in each state where the Company files or is required to file income tax returns. Except as disclosed in
SECTION 3.21(b) of the Disclosure Schedule, the Company has not filed (nor has it been required to file) any income tax return in any jurisdiction as a "C Corporation" as such term is defined and used in Section 1361 of the Code or any equivalent provision of any state Tax Laws.

     SECTION 3.22 INSURANCE. SECTION 3.22 of the Disclosure Schedule lists each material insurance policy (including but not limited to policies providing property, casualty, liability, workers' compensation, theft, emissions, machinery, bond and surety arrangements) to which the Company is a party, named insured or otherwise the beneficiary of coverage. Each such policy is in full force and effect. Neither the Company nor, to the knowledge of the Company and the Shareholders, any other party to such a policy, is in breach or default (including any breach or default with respect to the payment of premiums or the giving of notices), and to the knowledge of the Company and the Shareholders, no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default or permit termination or modification of such policy.

     SECTION 3.23 BROKERS. No broker, finder, investment banker or other Person is entitled to any brokerage, finder's or other fee or commission or compensation in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or the Shareholders.

     SECTION 3.24 ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither the Company, nor any Shareholder, nor any officer, employee or agent of the Company, nor any other Person acting on behalf of any of them, has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company (or assist the Company in connection with any actual or proposed transaction) which: (i) subjects the Company to any damage or penalty in any civil, criminal or governmental litigation or proceedings; (ii) if not given in the past, might have had a Material Adverse Effect; or (iii) if not continued in the future, might have a Material Adverse Effect or which might subject the Company to suit or penalty in any private or governmental litigation or proceeding.

     SECTION 3.25  FULL DISCLOSURE.

     (a) Neither the Company nor any Shareholder is aware of any fact or facts pertaining to the Company, the Business or the assets or properties of the Company which could have a Material Adverse Effect and which have not been disclosed in the Disclosure Schedule or otherwise disclosed to the Purchaser by the Company or the Shareholders in writing.

     (b) No representation or warranty of the Company or the Shareholders, respectively, in this Agreement, nor any statement or certificate furnished or to be furnished to the Purchaser pursuant to this Agreement or in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                          ARTICLE IV
        REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     As an inducement to the Company and the Shareholders to enter into this Agreement, the Purchaser represents and warrants to the Company and the Shareholders as follows:

     SECTION 4.01 ORGANIZATION AND AUTHORITY OF THE PURCHASER. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona and has all requisite corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The Purchaser will seek approval by its Board of Directors of the execution and delivery of this Agreement within ten days following the date hereof. When such approved is obtained, the execution and delivery of this Agreement by Purchaser will have been duly authorized by all requisite action on the part of the Purchaser. This Agreement will be duly executed and delivered by the Purchaser and (assuming due authorization, execution and delivery by the Company and the Shareholders) this Agreement will constitute a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other similar laws affecting creditors' rights and remedies generally and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

     SECTION 4.02 NO CONFLICT. The execution, delivery and performance of this Agreement by the Purchaser do not and will not (a) violate, conflict with or result in the breach of any provision of the Articles of Incorporation or Bylaws of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser, or (c) conflict with, or result in any breach or default or other event which would have, or be reasonably likely to have, a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

     SECTION 4.03 CONSENTS AND APPROVALS. Except for Hart-Scott-Rodino Act approval, the execution and delivery of this Agreement by the Purchaser do not and will not require any consent, approval, authorization, waiver, clearance or other order of, action by, filing with, or notification to, any Governmental Authority or any other Person.

     SECTION 4.04 INVESTMENT. The Purchaser is an "accredited investor" within the meaning of Rule 501 under the Securities Act of 1933, as amended (the "1933 Act"), and is acquiring the Shares pursuant to this Agreement for its own account for investment and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the 1933 Act.

     SECTION 4.05 BROKERS. No broker, finder, investment banker or other Person is entitled to any brokerage, finder's or other fee or commission or compensation in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

                          ARTICLE V
                    ADDITIONAL AGREEMENTS

     SECTION 5.01  CONDUCT OF BUSINESS PRIOR TO CLOSING. The
Company and the Shareholders, jointly and severally, covenant that prior to the Closing, without the Purchaser's consent, the Company and the Shareholders shall not:

     (a)     take or authorize any of the actions set forth in
Section 3.09;

     (b) issue or sell any shares of the Company's capital stock of any class, or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe to, any shares of its capital stock of any class, or make any commitment to issue or sell any such shares or securities;

     (c) directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide non-public information to, or consider the merits of any unsolicited inquiry or proposal from any Person (other than the Purchaser) relating to the merger, consolidation or acquisition of the Company or any of the assets or properties of the Company (other than acquisitions of Inventories in the ordinary course of business);

     (d) change the Company s Articles of Incorporation or Bylaws; or

     (e) agree or commit to do or authorize any of the foregoing.

     SECTION 5.02 SHAREHOLDERS COOPERATION AFTER THE CLOSING; FURTHER ACTION. At any time and from time to time after the Closing, the Shareholders shall execute and deliver to the Purchaser such other instruments and take such other actions as the Purchaser may reasonably request more effectively to vest title to the Shares in the Purchaser and, to the full extent permitted by law, to put the Purchaser in actual possession and operating control of the Company and its assets, properties and the Business. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Laws, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and to consummate and make effective the transactions contemplated hereby. The Company and the Shareholders will provide such information (including financial information) as is reasonably required by Purchaser for any Report on Form 8-K to be filed by Purchaser with the Securities and Exchange Commission in connection with this transaction.

     SECTION 5.03  CONFIDENTIALITY.

     (a) The Shareholders covenant and agree to, and will cause their respective Affiliates, trustees, beneficiaries, employees and agents to: (i) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, processes, price lists, customer lists, raw materials, supplier lists, pricing and marketing plans, policies and strategies, operations methods, and any other Intellectual Property Rights or other confidential information with respect to the Business or the Company; (ii) in the event that the Shareholders or any of their Affiliates, trustees, beneficiaries, employees or agents become legally compelled to disclose any information, provide the Purchaser with prompt written notice of such requirement so that the Purchaser may seek a protective order or other remedy or waive compliance with this Section 5.03; and (iii) promptly furnish (prior to or at the Closing) to the Purchaser any and all copies (in whatever form or medium) of all such confidential information then in the possession of the Shareholders or any of their respective Affiliates, trustees, beneficiaries, employees and agents and destroy any and all additional copies then in the their possession of such information and of analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; PROVIDED, HOWEVER, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by the Shareholders or their Affiliates, trustees, beneficiaries, employees or agents.

     (b) All information furnished by any Shareholder or the Company to the Purchaser pursuant to this Agreement shall be treated as the property of such Shareholder or the Company until the Closing Date and shall be kept confidential by the Purchaser until the Closing Date. If the Closing does not occur, the Purchaser shall return to the Shareholders or the Company all documents and other materials containing, reflecting or referring to such information, shall keep confidential all such information, and shall not directly or indirectly use such information for any competitive or commercial purpose. The Purchaser s obligation to keep such information confidential and to not use such information shall continue for a period of two years from the date the transactions contemplated by this Agreement are abandoned and shall extend to the directors, officers, employees and agents of the Purchaser. The Purchaser shall take all necessary action to inform such persons of the obligation of confidentiality set forth in this Section 5.03(b). The obligation to keep such information confidential shall not apply to any information which the Purchaser can demonstrate (i) was already in its possession prior to the disclosure thereof by any Shareholder or the Company to the Purchaser, (ii) was then available to the public, (iii) became known to the public through no fault of the Purchaser or any of its directors, officers, employees or agents, or (iv) was disclosed to the Purchaser by a third party unaffiliated with the Purchaser who, to the knowledge of the Purchaser, was not bound by an obligation of confidentiality to the Shareholders or the Company, nor shall the obligation to keep such information confidential apply to disclosures required to be made in accordance with any Law.

     SECTION 5.04 REMEDIES FOR BREACH OF COVENANTS. The Shareholders agree and acknowledge that remedies at Law for any breach of their obligations under Section 5.03(a) hereof are inadequate and that in addition thereto the Purchaser and/or the Company shall be entitled to seek equitable relief, including injunctive relief and specific performance, in the event of any such breach, without the necessity of demonstrating the inadequacy of monetary damages. The Purchaser agrees and acknowledges that remedies at Law for any breach of its obligations under Section 5.03(b) hereof is inadequate and that in addition thereto the Company and/or the Shareholders shall be entitled to seek equitable relief, including injunctive relief and specific performance, in the event of any such breach, without the necessity of demonstrating the inadequacy of monetary damages.

     SECTION 5.05 FINANCIAL STATEMENTS. The Company shall promptly provide the Purchaser with copies of any financial statements prepared with respect to the Company dated or prepared subsequent to the Balance Sheet Date, which financial statements shall include the unaudited balance sheet of the Company at April 30, 1997 and May 31, 1997 and the related statements of income and retained earnings and cash flows of the Company for the four and five months, respectively, then ended, together with all related notes and schedules thereto. The Company and the Shareholders covenant that the May 31, 1997 balance sheet shall not be materially and adversely different from the December 31, 1996 balance sheet. By delivering such financial statements, the Company and the Shareholders jointly and severally make the same representations and warranties to the Purchaser with respect to such financial statements as they made with respect to the Financial Statements pursuant in
Section 3.06(a) of this Agreement.

     SECTION 5.06 PRESERVATION OF ASSETS AND RELATIONSHIPS. After the date hereof and through the Closing, the Company shall use its best efforts to preserve intact the assets and properties of the Company and to keep available the services of its officers and employees and maintain good relationships with suppliers, customers and others having business relationships with the Company.

     SECTION 5.07 TRANSFER OF SHARES. The Shareholders agree that after the date hereof and through the Closing, without the Purchaser's consent, the Shareholders will not sell, transfer, mortgage, pledge or otherwise dispose of or encumber all or any part of the Shares.

     SECTION 5.08 AGREEMENT TO VOTE. The Shareholders agree to vote or cause to be voted all Shares in favor of the transactions contemplated by this Agreement and against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company or the Shareholders under this Agreement.

     SECTION 5.09  REPRESENTATIONS AND WARRANTIES.  Through the
Closing Date, each of the parties shall refrain from taking any action which would render any of its representations or warranties in this Agreement inaccurate as of the Closing Date.

     SECTION 5.10  DUE DILIGENCE INVESTIGATION.

     (a)     From the date of this Agreement and through May
23, 1997 (the "DUE DILIGENCE PERIOD"), the Shareholders will, and will cause the Company to, give to the Purchaser and its counsel, accountants, auditors, and their consultants and representatives, full access during normal business hours and such additional hours as the Purchaser may reasonably request to all of the Company s assets, properties, books, contracts, commitments and records, permit Purchaser to conduct soil, air and groundwater sampling in connection with its examination of the assets, and furnish the Purchaser during the Due Diligence Period other information concerning the Business, assets, properties, rights and personnel of the Company as the Purchaser or its representatives may reasonably request. From time to time during the Due Diligence Period, the Shareholders will, and will cause the Company to, permit the Purchaser to make and cooperate and assist the Purchaser in making such investigations as may be reasonably requested by the Purchaser to enable the Purchaser to determine compliance by the Company and the Shareholders with the terms of this Agreement.

     (b) The condition to Closing set forth in Section 7.02(i) shall be deemed satisfied unless, within one business day after the Due Diligence Period, the Purchaser notifies the Company and the Shareholder Representative that the Purchaser s due diligence investigation has revealed matter(s): (i) which, in the reasonable judgment of the Purchaser, indicate that the Company and its business, prospects, assets and financial condition are not substantially as represented by the Company and the Shareholders in this Agreement; or (ii) which, in the reasonable judgment of a comparable industry third party purchasing a company comparable to the Company, would, alone or in the aggregate, cause such a third party not to purchase the Company.

     SECTION 5.11 HART-SCOTT-RODINO ACT. As promptly as practicable following the date of this Agreement, the Purchaser and the Shareholders shall prepare and file with the Federal Trade Commission ("FTC") and the Antitrust Division of the Department of Justice ("DOJ"), Notification and Report Forms with respect to the transactions contemplated by this Agreement, which Forms shall comply with the provisions of the Hart-Scott-Rodino Act and the regulations promulgated thereunder. The parties shall cooperate with and assist one another as may reasonably be requested in connection with the preparation and submission of such filings. The parties agree to promptly furnish the FTC and the DOJ with any additional information requested by either of them in connection with such filings.

     SECTION 5.12  BENEFITS TO EMPLOYEES.

     (a) The Purchaser agrees to cause the Company to continue the existing incentive bonus programs as set forth in
SECTION 5.12(a) of the Disclosure Schedule through December 31,
1997.

     (b) The Company has adopted or will adopt prior to Closing a Termination Allowance Plan No. 1 (the "TERMINATION PLAN"), which shall be substantially in the form attached hereto as EXHIBIT E. The Purchaser agrees to cause the Company to retain, on an at-will basis, all employees of the Company as of the Closing Date. The Company may, however, terminate any such employees at any time after the Closing Date, and payment of severance pay pursuant to the Termination Plan shall be the Company s sole obligation to employees who are terminated after the Closing Date. The Termination Plan shall provide for the payment of severance pay of one month s salary for each year of employment by the Company, up to a maximum of one year s salary, for any employee terminated by the Company within 12 months following the Closing Date unless such employee is terminated for "Cause" as defined in the Termination Plan.

     (c) Prior to the Closing Date, the Company will enter into employment agreements (the "EMPLOYMENT AGREEMENTS") with six certain key employees of the Company which will include an aggregate stay-on bonus for all such key employees of $1,200,000, with such bonus to be: (i) allocated such that no one key employee receives more than $300,000; (ii) allocated in a manner reasonably acceptable to the Shareholders Representative; and (iii) paid in such manner as the Purchaser determines in its reasonable discretion (including cash or stock or options of the Purchaser or an Affiliate of the Purchaser). Such Employment Agreements shall be satisfactory to the Purchaser in its reasonable discretion.

     SECTION 5.13 DISTRIBUTIONS. The Shareholders agree that they will cause the Company to estimate the distributions relating to the period beginning on January 1, 1997 and ending on May 31, 1997 contemplated by Section 3.09(vi) before the Closing and will cause the Company to pay such distributions to the Shareholders immediately before or at the Closing. The parties agree that the actual net income for such period shall be calculated by the Company with the advice of its independent accountants as soon as practicable after the Closing, and that any difference between the estimated and actual amounts shall be paid by the Company to the Shareholders or by the Shareholders to the Company, as the case may be, by no later than June 15, 1997.

     SECTION 5.14 RIGHTS OF FIRST REFUSAL. The Company shall use its best efforts to obtain the waiver (with each such waiver to be in form and substance satisfactory to the Purchaser in its reasonable discretion) or expiration without exercise of all rights of first refusal held by any Person relating to the Company or the Business or any of the assets or properties of the Company or the Business.

     SECTION 5.15 TRANSFER OF SHARES AND OPERATION OF THE BUSINESS AFTER THE CLOSING. In consideration of the sale of the Shares to the Purchaser, the Purchaser agrees, for a term of three (3) years after the Closing Date, to: (a) not sell, convey, lease or transfer the Shares, the Company, the Business or the significant properties and assets of the Company; and (b) own and operate the Company and the Business.

                          ARTICLE VI
                         TAX MATTERS

     SECTION 6.01 COOPERATION AND EXCHANGE OF INFORMATION. The Company, the Shareholders and the Purchaser will provide each other with such cooperation and information as any of them reasonably may request of the other in filing any Tax return determining a liability for Taxes or a right to a refund of Taxes, or participating in or conducting any audit or other proceeding in respect of Taxes.

     SECTION 6.02 CONVEYANCE TAXES. The Shareholders shall be liable for, and the Shareholders jointly and severally covenant and agree that they shall hold the Purchaser harmless against, any transfer or conveyance Taxes which become payable in connection with the transactions contemplated by this Agreement.

     SECTION 6.03  INDEMNIFICATION.

     (a) The Shareholders shall be liable for and shall jointly and severally indemnify, defend and hold harmless the Purchaser, the Company and any successors thereto from and against all Taxes imposed on the Shareholders or the Company with respect to the Company for (i) all years or periods of the Company ending on or prior to the Closing Date, and (ii) all years or periods beginning before the Closing Date and ending after the Closing Date to the extent that the Taxes are allocable to the portion of such period ending on the Closing Date, and from and against any gain recognized by the Shareholders or the Company upon or as a result of the transactions contemplated by this Agreement.

     (b) The Purchaser shall be liable for and shall indemnify, defend and hold harmless the Shareholders from and against all Taxes for: (i) all years or periods of the Company ending after the Closing Date, and (ii) all years or periods beginning before the Closing Date and ending after the Closing Date to the extent that the Taxes are allocable to the portion of such period ending after the Closing Date.

     SECTION 6.04 ALLOCATIONS. For purposes of this Agreement, in the case of any Tax that is imposed on a periodic basis and is payable for a period that begins before the Closing Date and ends after the Closing Date, the portion of such Taxes payable for the period ending on the Closing Date shall be (i) in the case of any Tax other than a Tax based upon or measured by income, the amount of such Tax for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period, and (ii) in the case of any Tax based upon or measured by income, the amount which would be payable if the taxable year ended on the Closing Date, as determined on the basis of the permanent financial records of the Company, including workpapers. Any credit shall be prorated based upon the fraction employed in clause (i) of the preceding sentence. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this paragraph (b) shall be computed by reference to the level of such items on the Closing Date.

     SECTION 6.05  RETURNS.

     (a) The Shareholders, at the Company s expense, shall prepare and timely file, or shall prepare for the Company to timely file, any income and franchise Tax reports and returns for any period which ends on or prior to the Closing Date and which are required to be filed after the Closing Date. All such returns and reports shall be prepared using Tax accounting methods and principles, including depreciation methods and other accounting methods which may be elected or adopted annually, which are consistent with those used in the returns and reports of the filing party for preceding Tax periods, unless a different treatment is required by law. In preparing such returns and reports, neither the Shareholders nor the Company shall make any election with respect to the computation of any item of income, deduction or credit of the Company inconsistent with the preparation of prior years Tax returns. The Shareholders will submit to the Purchaser for its review and approval, at least ten days before the due date for filing, copies of all such returns and reports of Taxes which they are obligated to file under this Agreement and shall, in good faith, consider all comments made by the Purchaser. Subject to Section 6.03, the Shareholders shall timely pay any unpaid liability for Taxes reflected on each return and report prepared by them pursuant to this Agreement. The Shareholders shall deliver to the Purchaser a complete and accurate copy of each return and report prepared by them pursuant to this paragraph, and make available to the Purchaser copies of the permanent financial records (including tax workpapers) with respect to the Company used to prepare such return or report within 60 days after the date the return or report is filed with the applicable Tax authority.

     (b) The Purchaser or the Company shall timely prepare and file all other required Tax returns and reports for the Company which include any period on or prior to the Closing Date and are due after the Closing Date. The Shareholders shall not challenge and agree to be bound by any returns and reports prepared and filed by the Purchaser or the Company pursuant to the provisions of this paragraph (b), provided that such returns and reports are prepared and filed on a basis substantially consistent with prior years.

     (c) The Shareholders shall promptly provide to the Purchaser after the date hereof a true and complete copy of any amendment or adjustment to a return or report of Taxes or other document filed with or issued by a Tax authority after the Closing Date to the extent that such amendment or adjustment affects the Purchaser s or the Company s liability for Taxes hereunder.

     SECTION 6.06 SECTION 338(H)(10) ELECTION. The Shareholders agree to make a timely Section 338(h)(10) election pursuant to Regulation 1.338(h)(10)-1(d) jointly with the Purchaser with respect to the acquisition of the Company on Form 8023A and in accordance with the instructions to such form. The Shareholders agree to report on the Company s final S Corporation tax return the deemed sale gain resulting from such elections in accordance with Section 338 and Regulation 1.338(h)(10)-1(e). The Shareholders shall submit to the Purchaser for its review and approval a proposed valuation of the assets of the Company deemed to have been sold at least 60 days prior to the due date for filing any Tax return reporting such deemed sale gain. The parties agree to negotiate in good faith such valuation. If the Purchaser and the Shareholders cannot agree on a valuation of the assets, the parties agree to hire Ernst & Young LLP to perform a valuation study of the assets and the parties shall share equally the cost of such study and agreed to be bound by the results.

                           ARTICLE VII
                      CONDITIONS TO CLOSING

     7.01 CONDITIONS TO OBLIGATIONS OF THE SHAREHOLDERS AND THE COMPANY. The obligations of the Shareholders and the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

     (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing, the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects, and the Company shall have received a certificate of the Purchaser to such effect signed by a duly authorized officer thereof;

     (b) NO PROCEEDING OR LITIGATION. No Action shall have been commenced or threatened against the Shareholders, the Company or the Purchaser, seeking to restrain or materially alter the transaction contemplated hereby which, in the reasonable good faith determination of the Company and the Shareholders, is likely to render it impossible or unlawful to consummate the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that the provision of this Section 7.01(b) shall not apply if any of the Shareholders or the Company has solicited or encouraged any such Action;

     (c) RESOLUTIONS. The Company shall have received certified copies of the resolutions of the Purchaser evidencing its authorization of the execution and delivery of this Agreement and the other agreements, documents and instruments referenced herein, and the consummation of the transactions contemplated hereby and thereby;

     (d) CLOSING DOCUMENTS. The Purchaser shall be prepared to deliver the closing documents set forth in Section 2.05 of this Agreement; and

     (e) HART-SCOTT RODINO ACT APPROVAL. The waiting period (and any extension hereof) applicable to this Agreement under the Hart-Scott-Rodino Act shall have terminated or expired without the Purchaser being obligated to divest any assets or take any other actions that the Purchaser believes would have a Material Adverse Effect;

     7.02 CONDITIONS TO OBLIGATIONS OF THE PURCHASER. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

     (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of the Shareholders and the Company contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing, the covenants and agreements contained in this Agreement to be complied with by the Shareholders and the Company on or before the Closing shall have been complied with in all material respects, and the Purchaser shall have received a certificate of the Shareholders and the Company to such effect signed by the Shareholders and a duly authorized officer of the Company;

     (b) NO PROCEEDING OR LITIGATION. No Action shall have been commenced or threatened against the Shareholders, the Company or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated hereby which in the reasonable good faith determination of the Purchaser is likely to render it impossible or unlawful to consummate the transactions contemplated by this Agreement or which could have a Material Adverse Effect; PROVIDED, HOWEVER, that the provisions of this Section 7.02(b) shall not apply if the Purchaser has solicited or encouraged any such Action;

     (c) RESOLUTIONS. The Purchaser shall have received certified copies of the resolutions of the Company and the Shareholders evidencing their authorization of the execution and delivery of this Agreement and the other agreements, documents and instruments referenced herein, and the consummation of the transactions contemplated hereby and thereby;

     (d)     CONSENTS AND APPROVALS.  The Shareholders, the
Company and the Purchaser shall have received, each in form and substance satisfactory to the Purchaser in its reasonable discretion, all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement;

     (e)     CLOSING DOCUMENTS.  The Company and the
Shareholders shall be prepared to deliver the closing documents set forth in Section 2.04 of this Agreement;

     (f) PURCHASER S BOARD APPROVAL. Within ten days following the date of this Agreement, the Board of Directors of the Purchaser shall have authorized the execution and delivery of this Agreement and the other agreements, documents and instruments referenced herein, and the consummation of the transactions contemplated hereby and thereby;

     (g)     HART-SCOTT-RODINO ACT APPROVAL.  The
waiting period (and any extension thereof) applicable to this Agreement under the Hart-Scott-Rodino Act shall have terminated or expired without the Purchaser being obligated to divest any assets or take any other actions that the Purchaser believes would have a Material Adverse Effect;

     (h) EMPLOYMENT AGREEMENTS AND NONCOMPETITION AGREEMENT. The Company shall have entered into the Employment Agreements with the applicable employees in form and substance satisfactory to the Purchaser in its reasonable discretion, and Bill Wilhoit shall have entered into the Noncompetition Agreement;

     (i)     DUE DILIGENCE.  Subject to the provisions of
Section 5.10(b), the Purchaser shall be satisfied in its reasonable discretion with the results of its due diligence investigation of the Company pursuant Section 5.10 (a); and

     (j) RIGHTS OF FIRST REFUSAL. All rights of first refusal held by any Person relating to the Company or the Business or any of the assets or properties of the Company or the Business shall have been waived (with each such waiver to be in form and substance satisfactory to the Purchaser in its reasonable discretion) or shall have expired without exercise.

                         ARTICLE VIII
                       INDEMNIFICATION

     SECTION 8.01   INDEMNIFICATION BY THE SHAREHOLDERS.
Subject to the provisions of Sections 8.03 and 8.04, the Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns (each a "PURCHASER INDEMNIFIED PARTY") shall be indemnified and held harmless, jointly and severally, by the Shareholders for any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, attorneys' and consultants' fees and expenses) actually suffered or incurred by the Purchaser Indemnified Parties (including, without limitation, any Action brought or otherwise initiated by any of them) (hereinafter a "LOSS"), arising out of or resulting from:

     (a) the breach of any representation or warranty made by the Company or the Shareholders contained in this Agreement or in any other document delivered by the Company or the Shareholders pursuant to or in connection with this Agreement; or

     (b) the breach of any covenant or agreement by the Company or the Shareholders contained in this Agreement or in any other document delivered by the Company or the Shareholders pursuant to or in connection with this Agreement.

     SECTION 8.02 INDEMNIFICATION BY THE PURCHASER. The Shareholders and their Affiliates, officers, directors, trustees, employees, agents, successors and assigns (each a "SHAREHOLDER INDEMNIFIED PARTY") shall be indemnified and held harmless by the Purchaser for any and all Losses actually suffered or incurred by the Shareholder Indemnified Parties (including, without limitation, any Action brought or otherwise initiated by any of them), arising out of or resulting from:

     (a) the breach of any representation or warranty made by the Purchaser contained in this Agreement or in any other document delivered by the Purchaser pursuant to or in connection with this Agreement;

     (b) the breach of any covenant or agreement by the Purchaser contained in this Agreement or in any other document delivered by the Purchaser pursuant to or in connection with this Agreement; or

     (c) the payment by J.W. Wilhoit of amounts which he has personally guaranteed and which he becomes obligated to pay as a result of the Company s breach after the Closing Date of equipment leases delivered to the Purchaser pursuant to Section
3.15(b) or Material Contracts delivered to the Purchaser pursuant to Section 3.13(a).

     SECTION 8.03 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company and the Shareholders contained in this Agreement shall survive the Closing for a period of one year; PROVIDED, HOWEVER, that: (a) the representations and warranties dealing with Tax matters shall survive for a period equal to the applicable statute of limitations; (b) the representations and warranties set forth in Section 3.10 shall survive for a period equal to the applicable statute of limitations with respect to any Action described therein; (c) the representations and warranties with respect to Environmental matters, Environmental Claims, Environmental Laws and Environmental Permits shall survive for a period of three years; (d) the representations and warranties set forth in Sections 3.01, 3.02 and 3.17 shall survive indefinitely; and (e) the Purchaser Indemnified Parties right to seek indemnification pursuant to Section 8.01 for any Action brought by a third party shall survive for a period equal to the applicable statute of limitations with respect to any such Action.

     If written notice of a claim has been given by the Purchaser to the Shareholders prior to the expiration of the applicable representations and warranties, then the relevant representations and warranties shall survive as to such claim until the claim has been finally resolved.

     SECTION 8.04  LIMITS ON INDEMNIFICATION.

     (a) The maximum aggregate amount of indemnifiable Losses which may be recovered from the Shareholders pursuant to Sections 6.03(a) and 8.01 shall in no event exceed $3,000,000
the "LIABILITY CAP").   Notwithstanding the preceding sentence
of this Section 8.04(a), Losses arising out of or resulting from any breach of the representations and warranties set forth in
Section 3.01, in any portion of Section 3.02 other than the second sentence of Section 3.02(a), and in the second sentence of Section 3.17, Losses arising out of or resulting from Taxes on or with respect to the income of the Company or the Shareholders for all years and periods ending before the Closing Date or allocable or related to any income received on or before the Closing Date, including without limitation from any gain recognized by the Company or the Shareholders upon or as a result of the transactions contemplated by this Agreement, and Losses arising out of or resulting from fraud on the part of any Shareholder, shall not be subject to the Liability Cap and shall be indemnifiable in full without regard to the Liability Cap.

     (b) Notwithstanding the provisions of Section 8.01, the Shareholders shall have no obligation to indemnify the Purchaser Indemnified Parties until the aggregate amount of indemnifiable Losses exceeds $100,000 after giving credit for any insurance proceeds which would have been received by the Company or the Purchaser for such Losses if the Company maintained after the Closing Date the same insurance coverages (including deductibles) as are in existence and in effect on the date of this Agreement; PROVIDED, HOWEVER, that credit for such insurance proceeds shall be given only if such insurance coverages continue to be in effect on the Closing Date and if such insurance coverages continue to be available to the Company after the Closing Date at a cost similar to the cost paid by the Company as of the date of this Agreement (the "CLAIM BASKET"). Notwithstanding the preceding sentence of this Section 8.04(b), Losses arising out of or resulting from any breach of the representations and warranties set forth in Section 3.01, in any portion of Section 3.02 other than the second sentence of
Section 3.02(a), and in the second sentence of Section 3.17, Losses arising out of or resulting from Taxes on or with respect to the income of the Company or the Shareholders for all years and periods ending before the Closing Date or allocable or related to any income received on or before the Closing Date, including without limitation from any gain recognized by the Company or the Shareholders upon or as a result of the transactions contemplated by this Agreement, and Losses arising out of or resulting from fraud on the part of any Shareholder, shall not be subject to the Claim Basket and shall be indemnifiable in full without regard to the Claim Basket.

     (c) Notwithstanding the provisions of Sections 6.03(a) and 8.01, the Shareholders shall have no obligation to indemnify the Purchaser Indemnified Parties with respect to any matter disclosed in the Disclosure Schedule.

                          ARTICLE IX
                      GENERAL PROVISIONS

     SECTION 9.01 EXPENSES. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of financial advisors, counsel, accountants, and other third parties incurred by the Company or the Shareholders in connection with this Agreement and the transactions contemplated hereby shall be paid by the Shareholders. All costs and expenses, including, without limitation, fees and disbursements of financial advisors, counsel, accountants and other third parties incurred by the Purchaser in connection with this Agreement and the transactions contemplated hereby shall be paid by the Purchaser.

     SECTION 9.02 WAIVER. At any time prior to the Closing, the Purchaser may (a) extend the time for the performance of any of the obligations or other acts of the Shareholders or the Company, (b) waive any inaccuracies in the representations and warranties of the Shareholders or the Company contained herein or in any document delivered by the Shareholders or the Company pursuant hereto, or (c) waive compliance with any of the agreements or conditions of the Shareholders or the Company contained herein. At any time prior to the Closing, the Company and the Shareholders may (a) extend the time of performance of any of the obligations or other acts of the Purchaser, (b) waive any inaccuracies in the representations and warranties of the Purchaser contained herein or in any document delivered by the Purchaser pursuant hereto, or (c) waive compliance with any of the agreements or conditions of the Purchaser contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

     SECTION 9.03 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy or telegram, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.03):

     (a)  if to the Company:

          Phoenix Fuel Co., Inc.
          2343 N. 27th Avenue
          P.O. Box 6176
          Phoenix, Arizona  85005
          Telecopy:  (602) 278-7196
          Attention:  Bill Wilhoit

          with a copy to:

          Jennings, Strouss & Salmon, P.L.C.
          Two North Central Avenue
          Phoenix, Arizona  85004-2393
          Telecopy:  (602) 253-3255
          Attention:  John G. (Jack) Sestak, Jr., Esq.

     (b)  if to the Shareholders:

          Bill Wilhoit
          Phoenix Fuel Co., Inc.
          2343 N. 27th Avenue
          P.O. Box 6176
          Phoenix, Arizona  85005

     (c)  if to the Purchaser:

          Giant Industries Arizona, Inc.
          c/o Giant Industries, Inc.
          Post Office Box 12999
          Scottsdale, Arizona  85267-2999
          Telecopy:  (602) 585-8985
          Attention:  Morgan Gust

          with a copy to:

          Fennemore Craig, P.C.
          3003 North Central Avenue
          Suite 2600
          Phoenix, Arizona  85012-2913
          Telecopy:  (602) 916-5999
          Attention:  Karen C. McConnell, Esq.

     SECTION 9.04 PUBLIC ANNOUNCEMENTS. Except to the extent that the parties consent in writing otherwise, (a) the parties to this Agreement shall keep the existence and terms of this Agreement confidential, and (b) no party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media. Notwithstanding the preceding sentencing, the parties agree that the Purchaser or an Affiliate of the Purchaser may make such disclosure (on Form 8-K, by press release or otherwise) regarding the terms of this Agreement and the transactions contemplated hereby as it deems necessary to comply with applicable securities laws or the rules and regulations of the New York Stock Exchange, including a press release following the execution of this Agreement with respect to which the Purchaser shall seek the Company s prior approval (which shall not be unreasonably withheld).

     SECTION 9.05 HEADINGS. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.06 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

     SECTION 9.07 ENTIRE AGREEMENT. This Agreement and the other agreements, documents and instruments referenced herein constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, by and among the Company, the Shareholders and the Purchaser with respect to the subject matter hereof and thereof.

     SECTION 9.08  ASSIGNMENT.  This Agreement may not be
assigned by operation of Law or otherwise by the Shareholders, the Company or the Purchaser.

     SECTION 9.09 NO THIRD PARTY BENEFICIARIES. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including, without limitation, any employee or former employee of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Agreement.

     SECTION 9.10 AMENDMENT. This Agreement and the Exhibits hereto may not be amended or modified except by an instrument in writing signed by, or on behalf of each of, the Company, the Shareholders Representative and the Purchaser.

     SECTION 9.11  GOVERNING LAW.  This Agreement shall be
governed by, and construed in accordance with, the laws of the State of Arizona applicable to contracts executed in and to be performed entirely within that state.

     SECTION 9.12 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 9.13 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity without the necessity of demonstrating the inadequacy of monetary damages.

     SECTION 9.14 ARBITRATION. If any dispute, controversy or claim arises out of or relates to this Agreement or the breach, termination or validity thereof, and if such dispute, controversy or claim cannot be settled through direct, good faith discussions among the parties, the same shall be settled by arbitration in accordance with the Arizona Uniform
Arbitration Act, A.R.S. S.S. 12-1501 through 12-1518, in effect on the date of this Agreement. The arbitration shall be the sole and exclusive forum for resolution of the dispute, controversy or claim, and the award of the arbitrator shall be final and binding to the extent permitted by law. Any arbitration shall be conducted in Phoenix, Arizona. The prevailing party in any such arbitration shall be reimbursed by the other party for all costs and expenses of such arbitration, including reasonable attorneys' fees.

     SECTION 9.15 SHAREHOLDERS REPRESENTATIVE. Bill Wilhoit is hereby appointed as representative for the Shareholders (the "SHAREHOLDERS REPRESENTATIVE") to take all actions and make all determinations of the Shareholders under and pursuant to this Agreement and to receive all notices, requests and demands which may be made upon the Shareholders or any of them under and pursuant to this Agreement. If, after the execution of this Agreement, Mr. Wilhoit is unable or unwilling to serve as the Shareholders Representative, the Shareholders shall designate a successor Shareholders Representative by vote of the holders of a majority of the Shares and provide notice thereof to the Company and the Purchaser.

     IN WITNESS WHEREOF, the Company, the Shareholders and the
Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                   COMPANY:

                   PHOENIX FUEL CO., INC.


                   By  /s/ J. W. WILHOIT
                     --------------------------------------
                     Name:  J. W. Wilhoit
                     Title: COB


                   SHAREHOLDERS:

                   /s/ J. W. WILHOIT
                   ----------------------------------------
                   J.W. Wilhoit, as Trustee of the Wilhoit Trust
                   Agreement Dated 12/26/74

                   /s/ KATHERINE C. LAHOWETZ
                   ----------------------------------------
                   Katherine C. Lahowetz, as Trustee of the
                   Theresa Ann Wilhoit Grantor Retained Annuity
                   Trust Dated 4/4/97

                   /s/ KATHERINE C. LAHOWETZ
                   ----------------------------------------
                   Katherine C. Lahowetz

                   /s/ KATHERINE C. LAHOWETZ
                   ----------------------------------------
                   Katherine C. Lahowetz, as Custodian for the
                   Benefit of Emily Lahowetz, a Minor


                   PURCHASER:

                   GIANT INDUSTRIES ARIZONA, INC.


                   By  /s/ GUY W. YATES
                     --------------------------------------
                     Name:  Guy W. Yates
                     Title:  Vice President

                         EXHIBIT A

     "ACCOUNTS RECEIVABLE" means any and all contracts, receivables, notes and other amounts receivable from customers arising from the sale of Inventory before the Closing Date, whether or not in the ordinary course and whether or not billed to the customers before the Closing Date, together with any unpaid financing charges accrued thereon.

     "ACTION" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

     "AFFILIATE" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

     "AGREEMENT" means this Stock Purchase Agreement, dated as of April 30, 1997, by and among the Company, the Shareholders and the Purchaser (including the Exhibits thereto and the Disclosure Schedule), and all amendments thereto made in accordance with the provisions of Section 9.10.

     "BALANCE SHEET DATE" means March 31, 1997.

     "BUSINESS" means the business of the Company specified in the first recital to the Agreement.

     "CERCLA" means the Comprehensive Environmental Response,
Compensation and Liability Act of 1980, as amended through the date hereof.

     "CERCLIS" means the Comprehensive Environmental Response,
Compensation and Liability Information System, as updated through the date hereof.

     "CLAIM BASKET" has the meaning specified in Section
8.04(b).

     "CLOSING" has the meaning specified in Section 2.03.

     "CLOSING DATE" means May 15, 1997 or as soon thereafter as is practicable after satisfaction of the conditions of Closing set forth in Article VII.

     "CODE" means the Internal Revenue Code of 1986, as amended through the date hereof.

     "COMPANY" has the meaning specified in the introductory paragraph of the Agreement.

     "CONSENTS" means those authorizations, consents, waivers, orders, approvals and clearances of Governmental Authorities and officials and other Persons which are necessary for the sale and transfer to the Purchaser of the Shares or the consummation of the transactions (including the continuation of Material Contracts) contemplated by the Agreement where the approval of any other Person may be required.

     "DISCLOSURE SCHEDULE" means the Disclosure Schedule which shall be prepared by the Company and the Shareholders and delivered to the Purchaser within ten days following the date of the Agreement, attached to the Agreement, dated as of the date of the Agreement, and forming a part of the Agreement. The Disclosure Schedule shall be acceptable to the Purchaser in its reasonable discretion.

     "DUE DILIGENCE PERIOD" has the meaning specified in Section
5.10.

     "EMPLOYMENT AGREEMENTS" has the meaning specified in
Section 5.12(c).

     "ENCUMBRANCE" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, judgment, encumbrance, adverse claim, preferential arrangement, or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

     "ENVIRONMENTAL" means matters related to surface waters, groundwaters, soil, subsurface strata and ambient air.

     "ENVIRONMENTAL CLAIMS" means any and all administrative, regulatory or judicial causes of actions, actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations, proceedings, fines, penalties, liens, judgments, consent orders, consent agreements or settlement agreements relating in any way to any Environmental Law or any Environmental Permit (hereinafter "CLAIMS"), whether asserted before or after the date hereof, including, without limitation: (a) any and all Claims by Governmental Authorities for enforcement, investigation, cleanup, removal, response, remedial or other actions or damages (including, but not limited to natural resource damages) pursuant to any applicable Environmental Law, and (b) any and all Claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

     "ENVIRONMENTAL LAWS" means any Law now in effect and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including, without limitation, CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. S.S. 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. S.S. 6901 et seq.; the Clean Water Act, 33 U.S.C. S.S. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. S.S. 2601 et seq.; the Clean Air Act, 42 U.S.C. S.S. 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. S.S. 300f et seq.; the Atomic Energy Act, 42 U.S.C. S.S. 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. S.S. 136 et seq.; and the Federal Food, Drug and Cosmetic Act, 21 U.S.C. S.S. 301 et seq. and the state or local equivalents of these laws.

     "ENVIRONMENTAL PERMITS" means all permits, approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Law.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended through the date hereof.

     "FINANCIAL STATEMENTS" has the meaning specified in Section
3.06(a).

     "GOVERNMENTAL AUTHORITY" means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

     "GOVERNMENTAL ORDER" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

     "HAZARDOUS MATERIALS" means (a) oil, petroleum and petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls, and radon gas, (b) any other chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants" or "pollutants," or words of similar import, under any applicable Environmental Law, and (c) any other chemical, material or substance exposure to which is regulated by any Governmental Authority.

     "INDEBTEDNESS" means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money (excluding trade payables incurred in the ordinary course of business), (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered), or (4) otherwise to assure a creditor against loss, and (h) all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured
by) any Encumbrance on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

     "INTELLECTUAL PROPERTY RIGHTS" means all trademarks, trade names, service marks, copyrights, patents, inventions, designs, industrial designs, trade secrets, royalties, secret processes, formulae, and all applications, registrations, renewals and other rights relating to the foregoing (whether or not any registration or filing has been made with respect thereto), including without limitation the name "Phoenix Fuel."

     "INVENTORIES" means all inventory, merchandise, finished goods, raw materials, packaging and supplies related to the Business, maintained, held or stored by or for the Company on the Closing Date and any prepaid deposits for any of the same.

     "IRS" means the Internal Revenue Service of the United
States.

     "LAW" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, decree, requirement or rule of common law, including, but not limited to, any Environmental Law.

     "LEASED REAL PROPERTY" means the real property leased by the Company, as tenant, together with, to the extent leased by the Company, all buildings and other structures, facilities or improvements located thereon, all fixtures, systems, equipment and items of personal property of the Company attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

     "LIABILITIES" means any all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any Environmental Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

     "LIABILITY CAP" has the meaning specified in Section
8.04(a).

     "LOSS" has the meaning specified in Section 8.01.

     "MATERIAL ADVERSE EFFECT" means any circumstance, change in, or effect on, the Company, its assets or properties or the Business that, individually or in the aggregate with any other circumstances, changes in, or effects thereon: (a) is or could reasonably be expected to be materially adverse to the business, financial condition, assets or liabilities (including, without limitation, contingent liabilities), customer or supplier relationships, prospects, value, results of operations or the condition (financial or otherwise) of the Business; or (b) could reasonably be expected to materially adversely affect the ability of the Company to use its assets or operate the Business in the manner in which they are currently used or operated by the Company.

     "MATERIAL CONTRACTS" has the meaning specified in Section
3.13(a).

     "1933 ACT" has the meaning specified in Section 4.04.

     "NONCOMPETITION AGREEMENT" means the Noncompetition
Agreement to be executed and delivered by Bill Wilhoit at the Closing substantially in the form of EXHIBIT B to the Agreement.

     "OSHA" means the Occupational Safety and Health Act and the regulations promulgated thereunder.

     "OWNED REAL PROPERTY" means the real property owned by the Company together with all buildings and other structures, facilities or improvements located thereon, all fixtures, systems, equipment and items of personal property of the Company attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

     "PERMITS" has the meaning specified in Section 3.12(a).

     "PERSON" means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under
Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

     "PLAN" means: (i) any employee benefit plan (within the meaning of Section 3(3) ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical, dental or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, formal or informal, legally binding or not, with respect to which the Company is a party, with respect to which the Company has or could have any obligation (whether primary or secondary) or which are maintained, contributed to or sponsored by the Company or any member of its controlled group of organizations within the meaning of Section 414 of the Code for the benefit of any current or former employee, officer or director of the Company; and (ii) each employee benefit plan for which the Company could incur liability under Section 4069 of ERISA in the event such plan were terminated, or under Section 4212(c) of ERISA, or in respect of which the Company remains secondarily liable under
Section 4204 of ERISA.

     "PURCHASE PRICE" has the meaning specified in Section 2.02.

     "PURCHASER" has the meaning specified in the introductory paragraph of the Agreement.

     "PURCHASER INDEMNIFIED PARTY" has the meaning specified in
Section 8.01.

     "RELEASE" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land, water or air or otherwise entering into the Environment.

     "REMEDIATION" or "REMEDIATE" means actions to respond to, investigate, clean-up, move, and otherwise remediate Hazardous
Materials.

     "SHAREHOLDER INDEMNIFIED PARTY" has the meaning specified in Section 8.02.

     "SHAREHOLDERS" has the meaning specified in the introductory paragraph of the Agreement.

     "SHAREHOLDERS  REPRESENTATIVE" has the meaning specified in
Section 9.15.

     "SHARES" has the meaning specified in the second recital of the Agreement.

     "TANGIBLE PERSONAL PROPERTY" has the meaning specified in
Section 3.17(a).

     "TAX" or "TAXES" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, minimum, alternative minimum, estimated, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs' duties, tariffs, and similar charges.

     "TERMINATION PLAN" has the meaning specified in Section
5.12(b).

                    LIST OF EXHIBITS


A -- Definitions
B -- Noncompetition Agreement
C -- Form of Opinion of Jennings, Strouss & Salmon, P.L.C.
D -- Form of Opinion of Fennemore Craig, P.C.
E -- Termination Allowance Plan No. 1